NSAR ITEM 77O
October 1, 2002 - March 31, 2003
VK Intermediate Term Municipal Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase


1           New York State   JP Morgan    3,325      1.96        3/3/03
                Environmental
                Facilities Corp

Underwriters for 1
JP Morgan
Bear, Stearns & Co. Inc.
Goldman, Sachs & Co.
Lehman Brothers
Salomon Smith Barney
First Albany Corporation
Raymond James & Associates, Inc.
Merrill Lynch & Co.
Morgan Stanley
Siebert, Branford, Shank & Co. LLC
Roosevelt & Cross, Incorporated
UBS PaineWebber Inc.